Exhibit 99.1
PCTEL Acquires Sparco Technologies Inc.
Acquisition Sharpens Focus On Key Vertical Markets
Bloomingdale, IL — January 13, 2010 — PCTEL, Inc. (NASDAQ: PCTI), a leader in propagation and optimization solutions for the wireless industry, announced today that it has acquired Sparco Technologies Inc., a San Antonio, TX-based company that specializes in selling value-added WLAN products and services to the Enterprise, Education, Hospitality, and Healthcare markets. In 2009 Sparco generated approximately $2.8 million in revenue. PCTEL will pay $2.4 million for Sparco and will integrate the Sparco operations into its Antenna Products Group (APG).
“This acquisition is consistent with our focus on developing and acquiring targeted vertical market channel access and products,” said Jeff Miller, PCTEL’s Vice President and General Manager of its Antenna Products Group. “The Enterprise, Education, Hospitality, and Healthcare verticals have been target markets for PCTEL and we have been exploring ways to bring more focus to our efforts in this area. Sparco specializes in these markets and brings significant market and customer knowledge that PCTEL did not previously have. We believe that this acquisition further secures PCTEL’s strategic product and channel positioning in those markets and positions PCTEL to accelerate sales and services into these strategic vertical markets,” added Miller
Sparco’s product line includes antennas for WLAN, NEMA enclosures (enclosures conforming to specifications set by the National Electrical Manufacturers Association and that protects equipment from environmental elements) and mounting accessories, site survey tools, and amplifiers. With this acquisition, PCTEL will extend its product offering, channel penetration and technology base in wireless enterprise products.
About Sparco
Sparco Technologies, Inc. is a value-added reseller and manufacturer of cost saving radio agnostic solutions to improve wireless systems. Sparco offers custom NEMA enclosures and mounting accessories, site survey tools, antennas, and amplifiers for the enterprise markets.
About PCTEL
PCTEL, Inc. (NASDAQ: PCTI), is a global leader in propagation and wireless network optimization solutions. The company designs and develops software-based radios for wireless network optimization and develops and distributes innovative antenna solutions. The company’s SeeGull® scanning receivers, receiver-based products and CLARIFY® interference management solutions are used to measure, monitor and optimize cellular networks. PCTEL’s SeeGull scanning receivers are deployed in industry leading wireless test and measurement equipment and viewed as an essential wireless data collection tool for cellular network optimization, drive tests, and spectrum clearing. PCTEL develops and supports scanning receivers for LTE, EVDO, CDMA, WCDMA, UMTS, TDS-CDMA and WiMAX networks.
PCTEL’s MAXRAD®, Bluewave™ and Wi-Sys™ antenna solutions address public safety, military, aviation, defense and government applications; SCADA, Health Care, Energy, Smart Grid and Agricultural applications; Indoor Wireless, Wireless Backhaul, and Cellular applications. Its portfolio includes a broad range of WiMAX antennas, WiFi antennas, Land Mobile Radio antennas, and precision GPS antennas that serve innovative applications in telemetry, RFID, in-building, fleet management, and mesh networks. PCTEL provides parabolic antennas, ruggedized antennas, yagi antennas, military antennas, precision aviation antennas and other high performance antennas for many applications. PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web site www.pctel.com, www.antenna.com, www.antenna.pctel.com, or www.rfsolutions.pctel.com.
PCTEL Safe Harbor Statement
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Specifically, the statements regarding PCTEL’s expectations regarding the acceleration of its sales and services into the Enterprise, Education, Hospitality and Healthcare markets are forward looking statements within the meaning of the safe harbor. These statements are based on management’s current expectations and actual results may differ materially from those projected as a result of certain risks and uncertainties, including the ability to successfully grow the scanning receiver business. These and other risks and uncertainties are detailed in PCTEL’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and PCTEL disclaims any obligation to update or revise the information contained in any forward-looking statement, whether as a result of new information, future events or otherwise.
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For further information contact:

Jack Seller Public Relations PCTEL, Inc. (630) 339-2116 jack.seller@pctel.com	Mary McGowan Investor Relations Summit IR Group (408) 404-5401 mary@summitirgroup.com
mary@summitirgroup.com